Exhibit 8.1

SUBSIDIARIES OF VAST RENEWABLES LIMITED

Entity	Jurisdiction
HyFuel Solar Refinery Pty Ltd	Australia
NWQHPP Pty Ltd	Australia
SiliconAurora Pty Ltd	Australia
Solar Methanol 1 Pty Ltd	Australia
Vast Australia Holdco Pty Ltd	Australia
Vast Intermediate HoldCo Pty Ltd	Australia
Vast Solar 1 Pty Ltd	Australia
Vast Solar Aurora Pty Ltd	Australia
Vast Solar Consulting Pty Ltd	Australia
El Paso ProjectCo LLC	Delaware
Nabors Energy Transition Corp.	Delaware
Vast Renewables Holdco Corp.	Delaware
Vast Renewables Management Services LLC	Delaware
Vast US Projects HoldCo Corp.	Delaware